                                                                    Exhibit 99.2

The InterCept Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
As of December 31, 1999




                                                           (a)             (b)
                                                        Historical    US Operations    Pro Forma          Pro Forma
                                                       Consolidated    SLMsoft.com    Adjustments        Consolidated
                                                       ------------   -------------   -----------        ------------
Revenues                                                 $ 52,359        $ 32,424       $  (182)  (c)      $ 84,601
Cost of services                                           20,452          28,204          (182)  (c)
                                                                -               -        (4,646)  (d)        43,828
Selling, general and administrative expense                20,992          14,282                            35,274
Depreciation and amortization                               4,462           3,718         3,145   (e)        11,325
                                                         --------        --------       -------            --------
          Total operating expense                          45,906          46,204        (1,683)             90,427

Operating income                                            6,453         (13,780)        1,501              (5,826)
Interest and other income, net                             39,172             284             -              39,456
                                                         --------        --------       -------            --------
Income before provision for income taxes
    and minority interest                                  45,625         (13,496)        1,501              33,630
Provision for income taxes                                 20,212               -        (4,858)  (f)        15,354
Equity in loss of affiliate                               (15,352)              -             -             (15,352)
Minority interest                                            (120)             65             -                 (55)
                                                         --------        --------       -------            --------
Net loss before preferred dividends                         9,941         (13,431)        6,359               2,869
Preferred dividends                                                             -             -                   -
                                                         --------        --------       -------            --------
Net loss attributable to common shareholders             $  9,941        $(13,431)      $ 6,359            $  2,869
                                                         ========        ========       =======            ========
Pro forma net loss per share                             $   0.94                                          $   0.25
                                                         ========                                          ========
Pro forma weighted average common and
    common equivalent shares outstanding                   10,564                                            11,431





                                                                    Exhibit 99.2



The InterCept Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
As of December 31, 2000


                                                         (a)             (b)
                                                      Historical    US Operations    Pro Forma          Pro Forma
                                                     Consolidated    SLMsoft.com    Adjustments        Consolidated
                                                     ------------   -------------   -----------        ------------
Revenues                                                 $ 69,639        $ 32,987       $  (148)  (c)      $102,478
Cost of services                                           26,952          27,577          (148)  (c)
                                                                -               -        (4,646)  (d)        49,735
Selling, general and administrative expense                27,017          15,190             -              42,207
Depreciation and amortization                               4,403           5,202         3,145   (e)        12,750
                                                         --------        --------       -------            --------
          Total operating expense                          58,372          47,969        (1,649)            104,692

Operating income                                           11,267         (14,982)        1,501              (2,214)
Interest and other income, net                             11,825              70             -              11,895
                                                         --------        --------       -------            --------
Income before provision for income taxes
    and minority interest                                  23,092         (14,912)        1,501               9,681
Provision for income taxes                                  9,216          (5,340)          (91)  (f)        (3,785)
Equity in loss of affiliate                               (30,710)              -             -             (30,710)
Minority interest                                             (28)              -             -                 (28)
                                                         --------        --------       -------            --------
Net loss before preferred dividends                       (16,862)         (9,572)        1,592             (24,842)
Preferred dividends                                             -               -             -                   -
                                                         --------        --------       -------            --------
Net loss attributable to common shareholders             $(16,862)       $ (9,572)      $ 1,592            $(24,842)
                                                         ========        ========       ========           ========
Pro forma net loss per share                             $  (1.32)                                         $  (1.85)
                                                         ========                                          ========

Pro forma weighted average common and
    common equivalent shares outstanding                   12,820                                            13,429



                                                                    Exhibit 99.2

The InterCept Group, Inc.
Unaudited Pro Forma Condensed Balance Sheet
As of December 31, 2000


                                                                       (a)            (b)
                                                                   Historical    US Operations    Pro Forma           Pro Forma
                                                                  Consolidated    SLMsoft.com    Adjustments        Consolidated
ASSETS
Current assets:
     Cash and cash equivalents                                        $  8,061        $     89      $ (8,061)  (c)      $
                                                                                                         (89)  (d)            -
     Short term investments                                             37,484               -       (26,939)  (c)        10,545
     Accounts receivable, net                                            9,960           3,194        (3,194)  (d)         9,960
     Advances to SLM                                                     5,000               -        (5,000)  (c)             0
     Inventory, prepaid expenses and other                               4,689             937                             5,626
     Deferred tax assets                                                     -           5,340        (5,340)                  -
                                                                      --------        --------      --------            --------
          Total current assets                                          65,194           9,560       (48,623)             26,131

Property and equipment, net                                             16,883           5,547             -              22,430
Intangible assets, net                                                  24,786           2,379        (2,379)  (c)
                                                                             -               -        55,992              80,778
Accounts receivable - affiliate                                         15,000           8,888        (8,888)  (d)        15,000
Investment in affiliate                                                 19,196               -             -              19,196
Other assets                                                             1,067             178             -               1,245
                                                                      --------        --------      --------            --------
     Total assets                                                     $142,126        $ 26,552      $ (3,898)           $164,780
                                                                      ========        ========      ========            ========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt                             $     45        $  3,220      $ (3,220)  (d)      $     45
     Accounts payable and accrued expenses                               3,188           8,263        (8,088)  (d)         5,363
                                                                             -               -         2,000   (c)             -
     Due to SLM Parent                                                       -          25,225       (25,225)  (d)             -
     Deferred revenue                                                    5,054           1,490          (423)  (d)         6,121
                                                                      --------        --------      --------            --------
          Total current liabilities                                      8,287          38,198       (34,956)             11,529

Long-term debt, net of current portion                                   4,513             125          (125)  (d)         4,513
Deferred revenue                                                           453               -             -                 453
Deferred taxes                                                          26,279               -             -              26,279
Deferred compensation                                                        -               -             -                   -
                                                                      --------        --------      --------            --------
     Total liabilities                                                  39,532          38,323       (35,081)             42,774

Minority interest                                                          202               -             -                 202
Redeemable preferred stock                                                   -               -             -                   -

Shareholders' equity:
     Common stock                                                      109,340              13        19,399   (c)       128,752
     Preferred stock                                                         -             750          (750)  (d)             -
     Treasury stock                                                          -            (391)          391   (d)             -
     Additional Paid in Capital                                              -          10,780       (10,780)  (d)             -
     Retained earnings                                                  (6,951)        (22,923)       22,923   (d)        (6,951)
     Unrealized gain on securities                                           3               -             -                   3
                                                                      --------        --------      --------            --------
          Total shareholders equity                                    102,392         (11,771)       31,183             121,804
                                                                      --------        --------      --------            --------
          Total liabilities and shareholders' equity                  $142,126        $ 26,552      $ (3,898)           $164,780
                                                                      ========        ========      ========            ========




A more detailed description of this acquisition may be found under Item 2 of the Form 8-K InterCept filed on January 19, 2001, and in InterCept's press release incorporated and filed herein. Effective January 1, 2001, SLMSoft.com, Inc., (a Kansas Corporation) (the Company) was acquired by The InterCept Group, Inc. ("InterCept"). The consideration exchanged was approximately $40 million and 1,254,000 shares of InterCept common stock valued at approximately $28.0 million. Of the $40 million, $5 million was advanced to the parent company of SLMSoft.com, Inc. in December 2000, $32.5 million was paid on January 4, 2001, and $2.5 million will be kept in escrow to satisfy unresolved contingencies existing at the closing date. Of the 1,254,000 shares, 609,000 were issued to the parent of SLMSoft.com. Inc. at closing and 258,000 shares will be kept in escrow to satisfy unresolved contingencies existing at the closing date. The remaining 386,000 shares represent contingent consideration and are subject to continuation of the revenue stream associated with certain customers.

The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. For purposes of the unaudited pro forma financial data, such allocations have been made based upon currently available information and management's estimates. The final allocation of the purchase price may differ. The unaudited proforma financial data does not include the affect of any synergies or operating cost reductions expected to be associated with the purchase by The Intercept Group, Inc., as management is not currently able to reasonably estimate any synergies or cost savings.

The unaudited pro forma balance sheet as of December 31, 2000 reflects the following adjustments as if they occurred on December 31, 2000:

   (a) Represents the historical condensed balance sheets of The InterCept Group, Inc. ("InterCept" or the "Company") for the year ended December 31, 2000 contained in the Company's Current Report on Form 8-K filed on January 19, 2001.

   (b) Represents the historical balance sheets of SLMSoft.com., a Kansas Corporation.

   (c) The payment of cash and the issuance of common stock and the recording of intangible assets associated with the purchase of certain assets and assumption of certain liabilities of the SLMsoft.com, Inc., a Kansas Corporation. The purchase price included cash of $40.0 million and 1,254,000 shares of The InterCept Group, Inc. common shares valued at $22.375 per share. The $40.0 million of cash consideration was satisfied through $8.1 million from cash and cash equivalents, $5.0 million from the reduction in the advances to SLM-Parent previously advanced in December 2000, and $26.9 million from the reduction of InterCept's short term investments. Transaction costs of approximately $2.0 million were incurred as a result of the purchase. The excess of the purchase price over net tangible assets acquired totaled $56.0 million and was allocated to the core processing software, customer relationships, employees and goodwill and will be amortized over periods ranging from three to twenty years. In addition to the purchase price indicated above the agreement includes contingent purchase price related to the continuation of revenue from certain customers. This additional consideration will be recorded to goodwill when the contingency is resolved. Based on the price of $22.375 this contingent consideration will revert in additional goodwill in the amount of $8.6 million.

   (d) Certain assets and liabilities were excluded in the purchase agreement discussed in a. above.


The unaudited pro forma statements of operations for the years ended December 31, 1999 and 2000 reflect the following adjustments as if they occurred on January 1, 1999 and are based on the historical statements of operations, adjusted to reflect the following:

      (a) Represents the historical Condensed Statements of Income of The InterCept Group, Inc. ("InterCept" or the "Company") for the year ended December 31, 2000 contained in the Company's Current Report on Form 8-K filed on January 19, 2001.

      (b) Represents the historical Condensed Statements of Income of SLMSoft.com., a Kansas Corporation

      (c) The reduction in intercompany amounts due between SLMSoft.com, a Kansas Corporation and the InterCept Group, Inc.

      (d) The reduction in intercompany amounts due between SLMSoft.com, a Canadian company, and SLMSoft.com, a Kansas Corporation

      (e) The additional amortization of the intangible assets recognized upon the acquisition of SLMSoft.com of $3.1 million for the twelve months ended December 31, 1999 and 2000.

      (f) The tax benefit realized based on the additional losses of SLMSoft.com for the twelve months ended December 31, 1999 and 2000.